                                                                  EXHIBIT (d)(2)


                           FORM OF TENDER AND VOTING AGREEMENT

         This Tender and Voting Agreement, dated as of December 17, 2004 (this "AGREEMENT"), is made by and among Affiliated Computer Services, Inc., a Delaware corporation ("PARENT"), ACS Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("ACQUISITION SUB"), Superior Consultant Holdings Corporation, a Delaware corporation (the "COMPANY"); and ____________, a stockholder of the Company ("STOCKHOLDER").

                                   WITNESSETH:

         WHEREAS Parent, Acquisition Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the "MERGER AGREEMENT"), pursuant to which (i) Acquisition Sub shall commence a cash tender offer (as such tender offer may hereafter be amended from time to time in accordance with the Merger Agreement, the "OFFER") to acquire all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company ("COMPANY COMMON STOCK") in exchange for $8.50 per share in cash (the "OFFER PRICE") in accordance with and subject to the terms and conditions of the Merger Agreement and the Offer; and (ii) following consummation of the Offer, Acquisition Sub shall merge with and into the Company (the "MERGER"); and

         WHEREAS, as a condition to entering into the Merger Agreement and incurring the obligations set forth therein, including the Offer, Parent and Acquisition Sub have required that Stockholder agree to enter into this Agreement and certain other Company Stockholders to enter into comparable Tender and Voting Agreements; and

         WHEREAS, Stockholder wishes to induce Parent and Acquisition Sub to enter into the Merger Agreement and, therefore, Stockholder is willing to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.01 Certain Definitions.

         For purposes of this Agreement:

         (a) Stockholder shall be deemed to "OWN" or to have acquired "OWNERSHIP" of a security if Stockholder: (i) is the record owner of such security; or (ii) is the "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of such security.

         (b) "SUBJECT SECURITIES" means: (i) all securities (as that term is defined in Section 3(a)(10) of the Exchange Act) of the Company (including all shares of Company Common Stock and all options, warrants, and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement and (ii) all additional securities of the Company

(including all additional shares of Company Common Stock and all additional options, warrants, and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the period from the date of this Agreement through the Termination Date.

         (c) "SUBJECT SHARES" means (i) all shares of Company Common Stock Owned by Stockholder as of the date of this Agreement; and (ii) all additional shares of Company Common Stock of which Stockholder acquires Ownership during the period from the date of this Agreement through the Termination Date.

                                   ARTICLE II

                                TENDER OF SHARES

         SECTION 2.01 Tender of Shares. Stockholder agrees (i) to promptly (and in any event, not later than two Business Days after commencement of the Offer) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer, and not withdraw or cause to be withdrawn, all of the Subject Shares Owned by Stockholder as of the date of this Agreement (free and clear of any Encumbrances) and (ii) if Stockholder acquires Ownership of any additional Subject Shares after the date of this Agreement, to promptly (and in any event not later than one Business Day after Stockholder acquires Ownership of such additional Subject Shares) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer, and not withdraw or cause to be withdrawn, all of such additional Subject Shares Owned by Stockholder (free and clear of any Encumbrances). Stockholder acknowledges and agrees that Acquisition Sub's obligation to accept for payment shares of Company Common Stock in the Offer, including any Subject Shares tendered by a Stockholder, is subject to the terms and conditions of the Merger Agreement and the Offer.

                                   ARTICLE III

                           VOTING AGREEMENT AND PROXY

         SECTION 3.01 Voting Agreement. Stockholder hereby agrees that, from and after the date hereof and until the earlier of (x) the Effective Time or (y) the termination of the Merger Agreement pursuant to its terms (such earlier date, the "TERMINATION DATE"), at any meeting of the Company Stockholders, however called, and at every adjournment or postponement thereof, it will cause the Subject Shares to be counted as present (or absent if requested by Parent or Acquisition Sub) thereat for purposes of establishing a quorum and to vote or consent and that at any meeting of Company Stockholders, however called, and in any action by consent of the Company Stockholders, Stockholder shall vote (or cause to be voted or execute a consent with respect to) all of the Subject Securities (a) in favor the approval and adoption of the Merger Agreement and the terms thereof, the Merger and all the transactions contemplated by the Merger Agreement and this Agreement and otherwise in such manner as may be necessary to consummate the Merger; (b) against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company under the Merger Agreement or of Stockholder contained in this Agreement; and (c) against any action, agreement, transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including any Acquisition Proposal, other than a Superior Proposal (as each such term is defined in the Merger Agreement)) that could reasonably be expected to result in any of the conditions to the Offer or to the Company's obligations under the Merger Agreement not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere, delay, discourage or adversely affect the Merger Agreement, the Offer, the Merger or this Agreement. Any vote by Stockholder that is not in accordance with this SECTION 3.01 shall be considered null and void.

         SECTION 3.02 In furtherance of the agreements set forth in SECTION 3.01 of this Agreement and as security for such agreements, Stockholder hereby irrevocably appoints William L. Deckelman and John H. Rexford (the "GRANTEES"), and each of them individually, as the sole and exclusive attorneys-in-fact and proxies of Stockholder, for and in the name, place and stead of Stockholder, with full power of substitution and resubstitution, to vote, grant a consent or approval in respect of, or execute and deliver a proxy to vote the Subject Securities (a) in favor of the various transactions contemplated by the Merger Agreement and against any Acquisition Proposal (other than a Superior
Proposal), including, without limitation, those matters contemplated by SECTION
3.01 above or (b) in the discretion of the Grantees with respect to any proposed postponements or adjournments of any annual or special meeting of the Company Stockholders held in connection with any of the events described in
SECTION 3.01. Stockholder hereby affirms that the irrevocable proxy set forth in this SECTION 3.02 (the "IRREVOCABLE PROXY") is given in connection with, and in consideration of, the execution of the Merger Agreement by Parent and Acquisition Sub, and that such Irrevocable Proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further confirms that the Irrevocable Proxy is coupled with an interest and may under no circumstances be revoked, except upon the termination of this Agreement as stated herein. Stockholder shall, at Stockholder's own expense, perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in Parent the power to carry out and give effect to the provisions of this Agreement. Stockholder shall not enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to any of the Subject Securities that is inconsistent with this Agreement or otherwise take any other action with respect to the Subject Shares that would, in any way, restrict, limit or interfere with the performance of Stockholder's obligations hereunder or the transactions contemplated hereby.

                                   ARTICLE IV

                           WAIVER OF APPRAISAL RIGHTS

         Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any appraisal and any dissenters' rights relating to the Merger that Stockholder or any other Person may have by virtue of, or with respect to, any shares of Company Common Stock Owned by Stockholder.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

         Stockholder hereby represents and warrants to Parent and to Acquisition Sub as follows:

         SECTION 5.01 Organization and Authority of Stockholder. Stockholder has full legal capacity, power and authority to execute and deliver this Agreement, including the Irrevocable Proxy, and to perform his or her obligations hereunder. The execution and delivery of this Agreement by Stockholder and the performance by Stockholder of its obligations hereunder have been duly authorized by all requisite action on the part of Stockholder. This Agreement has been duly and validly executed and delivered by Stockholder and (assuming due authorization, execution and delivery by Parent and Acquisition Sub), constitutes a legal, valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms, except as limited by bankruptcy, insolvency and other similar Laws or equitable principles (but not those concerning fraudulent conveyance) generally affecting creditors' rights and remedies.

         SECTION 5.02 No Conflict; Required Filings and Consents.

         (a) The execution and delivery of this Agreement, including the Irrevocable Proxy, by Stockholder does not, and the performance of this Agreement by Stockholder will not, (i) conflict with or violate any agreement to which Stockholder is a party, any trust agreement or any equivalent organizational documents, as the case may be, of Stockholder, (ii) conflict with or violate any Law applicable to Stockholder or by which any property or asset of Stockholder is bound or affected or (iii) result in any breach of, or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any Subject Securities (other than pursuant to this Agreement) pursuant to, any note, bond, mortgage, indenture, pledge, contract, agreement, lease, license, permit, franchise or other instrument or obligation of Stockholder, except, with respect to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay the ability of Stockholder to carry out such its obligations under this Agreement.

         (b) The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Body, except (i) for applicable requirements, if any, of the Exchange Act and state securities or "blue sky" laws, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the ability of Stockholder to carry out Stockholder's obligations under this Agreement.

         SECTION 5.03 Ownership of Shares. As of the date hereof, Stockholder Owns, and has good, valid and marketable title to (a) the number of Subject Shares set forth under the heading "Number of Shares of Company Common Stock Owned" on Schedule A attached hereto and (b) the number of additional Subject Securities set forth under the heading "Additional

Subject Securities Owned" on Schedule A attached hereto. Except as set forth on Schedule A, such shares are all the Subject Securities Owned by Stockholder as of the date hereof. The Subject Shares are Owned free and clear of all Encumbrances, other than any Encumbrances created by this Agreement. Except as provided in this Agreement, Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Subject Securities Owned by Stockholder.

         SECTION 5.04 Reliance by Parent and Acquisition Sub. Stockholder understands and acknowledges that Parent is entering into, and causing Acquisition Sub to enter into, the Merger Agreement in reliance upon Stockholder's execution, delivery and performance of this Agreement.

         SECTION 5.05 Absence of Litigation. As of the date of this Agreement, there is no litigation, suit, claim, action, proceeding or investigation pending, or to the knowledge of Stockholder, threatened against Stockholder, or any property or asset of Stockholder, before any Governmental Body that seeks to delay or prevent the consummation of the transactions contemplated by this Agreement or the Merger Agreement.

                                   ARTICLE VI

                            COVENANTS OF STOCKHOLDER

         SECTION 6.01 No Disposition or Encumbrance of Shares. Except as contemplated by this Agreement, Stockholder shall not, directly or indirectly,
(i) sell, transfer, tender (except into the Offer), pledge, assign, enter into a Constructive Sale with respect to, contribute to the capital of any entity, hypothecate, give or otherwise dispose of (each a "TRANSFER") any of the Subject Securities (or agree or consent to, or offer to do, any of the foregoing), or
(ii) grant a proxy or power of attorney with respect to (other than the Irrevocable Proxy), deposit into any voting trust, enter into any voting agreement or similar agreement, or create or permit to exist any Encumbrances of any nature whatsoever (other than pursuant to this Agreement) with respect to, any of the Subject Securities (or agree or consent to, or offer to do, any of the foregoing). The term "CONSTRUCTIVE SALE" shall mean a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into a futures or forward contract to deliver such security or entering into any transaction that has substantially the same effect of any of the foregoing. Stockholder shall not, directly or indirectly take any action that would make any representation or warranty of Stockholder herein untrue or incorrect or have the effect of preventing, delaying or disabling Stockholder from performing Stockholder's obligations hereunder.

         SECTION 6.02 No Solicitation of Transactions. Stockholder shall not, directly or indirectly, through any Representative, or otherwise, (a) solicit, initiate, facilitate or encourage or otherwise disclose nonpublic information in furtherance of, any inquiries relating to, or the submission of, any Acquisition Proposal, (b) participate in or conduct any discussions or negotiations regarding any Acquisition Proposal, or in connection with any Acquisition Proposal, or furnish to any Person any information or data with respect to or provide access to the properties of the Company or any of its Subsidiaries, or take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any

Acquisition Proposal; (c) approve or recommend or propose publicly to approve or recommend any Acquisition Proposal or (d) approve or recommend or propose to approve or recommend or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar Contract or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal; provided, however, that nothing herein shall prevent a Stockholder from acting in Stockholder's capacity as a director or officer of the Company, or taking any action in such capacity (including without limitation at the direction of the Company Board), but only in either such case as and to the extent permitted by Section 5.3 of the Merger Agreement. Stockholder shall promptly notify Parent in writing of the existence of any proposal, discussion, negotiation or inquiry received by Stockholder regarding any Acquisition Proposal and cooperate fully with Parent in connection with the Offer and the Merger. Stockholder shall promptly furnish to Parent a copy of any proposal, discussion, negotiation or inquiry that is received and a copy of any information provided to or by the Stockholder or any third party relating thereto.

         SECTION 6.03 Cooperation. Stockholder agrees to cooperate fully with Parent and Acquisition Sub and to execute and deliver, or cause to be executed and delivered, such further documents, certificates, agreements, additional Transfers, assignments, endorsements, proxies, consents and instruments and to take such other actions as may be reasonably requested by Parent or Acquisition Sub to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

         SECTION 6.04 Information for Offer Documents and Proxy Statement; Disclosure. Stockholder covenants and agrees that none of the information relating to Stockholder and its Affiliates for inclusion in the Schedule 14D-9, the Offer Documents or, if applicable, the Proxy Statement, that has been or will be furnished to Parent by Stockholder for inclusion in such documents will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Stockholder agrees to permit Parent and Acquisition Sub to publish and disclose in the Offer Documents and, if applicable, the Proxy Statement and any related filings under applicable securities Laws Stockholder's identity and ownership of Subject Securities and the nature of its commitments, arrangements and understandings under this Agreement.

         SECTION 6.05 Exercise of Options. Without the prior written consent of Parent, Stockholder covenants and agrees not to exercise any Company Option prior to the Effective Time.

                                   ARTICLE VII

                                  MISCELLANEOUS

         SECTION 7.01 Termination. This Agreement shall automatically terminate upon the Termination Date. In the event the Merger Agreement is amended to decrease the Offer Price or change the form or mix of consideration to be paid for the Company Common Stock in the Offer without the Stockholder's prior consent, Stockholder may terminate this Agreement. Notwithstanding the foregoing, ARTICLE V and ARTICLE VII shall survive the termination of this Agreement and shall remain in full force and effect. The termination of this Agreement shall not relieve Stockholder from any liability for any breach by Stockholder prior to such termination of any representation, warranty, covenant or agreement contained in this Agreement.

         SECTION 7.02 [Reserved]

         SECTION 7.03 Disclosure. Except as required by applicable Law, without the prior written Consent of Parent, Stockholder shall not issue any press release or otherwise making any public statement with respect to this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby; provided however, that nothing herein shall prevent a Stockholder from acting in Stockholder's capacity as a director or officer of the Company, or taking any action in such capacity (including without limitation at the direction of the Company Board), but only in either such case as and to the extent permitted by Sections 3.24 and 6.7 of the Merger Agreement.

         SECTION 7.04 Adjustments.

         (a) In the event (i) of any increase or decrease or other change in the Subject Shares by reason of stock dividend, stock split, reverse stock split, recapitalizations, combinations, exchanges of shares or the like or (ii) that Stockholder becomes the Owner of any additional Subject Securities, then (x) the terms of this Agreement shall apply to such additional Subject Securities immediately following the effectiveness of the events described in clause (i), or Stockholder becoming the Owner thereof pursuant to clause (ii), and (y) the Per Share Amount shall be equitably adjusted to reflect the impact of any event described in clause (i).

         (b) Stockholder hereby agrees to promptly notify Parent and Acquisition Sub of the number of any additional Subject Securities acquired by Stockholder, if any, after the date hereof.

         SECTION 7.05 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
SECTION 7.05):

         (a) if to Stockholder:

                  To the appropriate address set forth on the signature page hereof.

         (b) if to Parent or Acquisition Sub:

                  Affiliated Computer Services, Inc.
                  2828 N. Haskell Ave
                  Dallas, Texas 75004
                  Attn: John H. Rexford
         with a copy to:

                  Fulbright & Jaworski L.L.P.
                  2200 Ross Avenue, Suite 2800
                  Dallas, Texas 75201
                  Attn: Thomas W. Hughes, Esq.

         SECTION 7.06 Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

         SECTION 7.07 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         SECTION 7.08 Entire Agreement. This Agreement, including the Irrevocable Proxy (together with the Schedules hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, other than the Merger Agreement and the other agreements contemplated thereby.

         SECTION 7.09 Stop Transfer Order. In furtherance of this Agreement, concurrently herewith, Stockholder shall, and hereby does authorize the Company or its counsel to, notify the Company's transfer agent that there is a stop transfer order with respect to all of the Subject Securities (and that this Agreement places limits on the voting and the Transfer of such securities); provided that, the stop transfer order shall not restrict or prohibit any Transfer of the Subject Securities if such Transfer is made pursuant to the Offer.

         SECTION 7.10 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof or any other jurisdiction. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware (and agrees not to commence any such action except in such courts) and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in such court has been brought in an inconvenient forum; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with SECTION 7.05.

         SECTION 7.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement, including the Irrevocable Proxy, were not performed in accordance with the specific terms hereof or were otherwise breached, and that the parties shall be entitled to specific performance of the terms hereof. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement, including the Irrevocable Proxy, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observation and performance of such covenant or obligation, without necessity of proof that there is no adequate remedy at law or requirement to post any security bond and (b) an injunction restraining such breach or threatened breach.

         SECTION 7.12 Non-Exclusivity. The rights and remedies of Parent under this Agreement are not exclusive or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Agreement, and the obligations and liabilities of Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under applicable Law.

         SECTION 7.13 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 7.14 Costs and Expenses. Except as otherwise provided in the Merger Agreement, all costs and expenses of the parties hereto, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

         SECTION 7.15 Parties in Interest; Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of Stockholder's rights hereunder may be assigned by Stockholder without the prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by Stockholder without such consent shall be void and of no effect; provided, further, that Parent may assign this Agreement to any direct or indirect subsidiary of Parent, but any such assignment shall not relieve Parent of any of its obligations hereunder. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Any assignment prohibited under this Section shall be null and void.

         SECTION 7.16 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

         SECTION 7.17 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 7.18 Interpretation of Representations. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty.

         SECTION 7.19 Construction.

         (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

         (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

         (c) For purposes of this Agreement, the words "INCLUDE" and "INCLUDING," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "WITHOUT LIMITATION."

                   Remainder of page intentionally left blank.

         IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the day and year first above written.

                                    SUPERIOR CONSULTANT HOLDINGS CORPORATION:

                                    By:
                                       ----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Title:
                                          -------------------------------------


                                    AFFILIATED COMPUTER SERVICES, INC.:

                                    By:
                                       ----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Title:
                                          -------------------------------------


                                    ASC MERGER CORP.:

                                    By:
                                       ----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Title:
                                          -------------------------------------


                                    STOCKHOLDER:

                                   SCHEDULE A

           Number of Shares
    of Company Common Stock Owned                        Additional Subject Securities Owned
    -----------------------------                        -----------------------------------

